Exhibit 32

CERTIFICATION

The undersigned certify pursuant to 18 U.S.C. 1350, that:

i.                              The accompanying Quarterly Report on Form 10-Q for the period ended October 2, 2004, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

ii.                           The information contained in the accompanying Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Very truly yours,

Edward R. Cameron

/s/ Edward R. Cameron
President

Linda Koenig

/s/ Linda Koenig
Vice President of Finance

Date November 12, 2004

* A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.